Exhibit 99.1

Investor Relations

Cindy Ta

Juniper Networks

(408) 936-6131

cta@juniper.net

Media Relations

Danielle Hamel

Juniper Networks

(408) 936-7817

dhamel@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIAL RESULTS

SUNNYVALE, Calif., Jan. 27, 2015 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today reported preliminary financial results for the three months and twelve months ended December 31, 2014 and provided its outlook for the three months ending March 31, 2015.

Q4 2014 Results:

Net revenues for the fourth quarter of 2014 decreased 14% year-over-year and decreased 2% sequentially to $1,102 million (normalized for Junos Pulse sale: decrease of 11% year-over-year and a sequential increase of 1%).

During the quarter, the Company recorded an estimated $850 million non-cash goodwill impairment charge related to its security reporting unit. As a result, the company recorded a GAAP net loss of $769.6 million. Excluding this impairment charge, net income would have been $80.4 million or $0.19 per share for the fourth quarter of 2014, inclusive of a $0.07 impact from restructuring and other charges, a $0.04 benefit from the renewal of the R&D tax credit and a $0.05 benefit from the gain on the sale of Junos Pulse.

Juniper’s operating margin for the fourth quarter of 2014 excluding the non-cash goodwill impairment decreased to 13.5% on a GAAP basis, including a $29 million impact from restructuring and other charges. Excluding these items the GAAP operating margin for Q4 2014 would have been 16.1%, an increase from 15.3% in both the third quarter of 2014 and the fourth quarter of 2013.

Non-GAAP operating margin for the fourth quarter of 2014 increased to 21.9% from 21.5% in the third quarter of 2014, and was equal to the fourth quarter of 2013.

Non-GAAP net income was $179.3 million, or $0.41 per diluted share for the fourth quarter of 2014. Non-GAAP net income per diluted share increased 14% compared to the third quarter of 2014, and decreased 5% compared to the fourth quarter of 2013.

Full Year 2014 Results:

For the year ended December 31, 2014, Juniper’s net revenues decreased 1% on a year-over-year basis to $4,627 million (normalized for Junos Pulse sale: revenues were essentially equal year-over-year).

For fiscal year 2014, Juniper’s GAAP operating margin was (9.1%). Excluding the non-cash goodwill impairment, it decreased to 9.3% on a GAAP basis, including a $209 million impact from restructuring and other charges. Excluding these items the GAAP operating margin would have been 13.8%, compared to 12.1% for the prior fiscal year.

Non-GAAP operating margin for fiscal year 2014 was 20.7%, compared to 19.2% in fiscal year 2013.

For the year ended December 31, 2014, Juniper posted a GAAP net loss of $334.3 million, which includes an estimated $850 million impact from a non-cash goodwill impairment charge. Excluding this impairment, net income would have been $515.7 million or $1.11 per share for the year ended 2014, inclusive of a $0.45 impact from restructuring and other charges, a $0.04 benefit from the renewal of the R&D tax credit and a $0.04 benefit from the gain on the sale of Junos Pulse.

Non-GAAP net income was $677.6 million, or $1.45 per diluted share for fiscal year 2014. Non-GAAP net income per diluted share for the year ended December 31, 2014 increased 13% on a year-over-year basis.

The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Preliminary Net Revenues by Market table below.

“2014 was a year of change for Juniper and I’m pleased with the solid progress we made as we successfully streamlined our organization, reduced costs, increased capital returns to our shareholders and sharpened our focus on the fastest growing segments of the market,” said Rami Rahim, chief executive officer at Juniper Networks. “While we recognize that we have more work to do to realize Juniper’s full potential, we’re energized as we enter 2015. Our customers and partners across our key verticals view network innovation as fundamental to their business, and with a strong innovation pipeline, we are confident in Juniper’s future and see substantial opportunities to grow and deliver value in the long term.”

“Despite the impact of a challenging near-term revenue environment, we delivered improvements across key operational metrics for both Q4 and the full year of 2014,” said Robyn Denholm, chief financial and operations officer at Juniper Networks. “In 2015, our focus remains on improved execution, cost discipline and our targeted growth initiatives in order to drive profitable growth and long-term value for our shareholders. While we recorded a non-cash goodwill impairment charge for our security reporting unit during the quarter, it has no direct effect on our cash balance, operating cash flows or business outlook. We remain relentlessly focused on operational excellence as well as returning capital to shareholders.”

Goodwill Impairment Charge

During the fourth quarter, the Company recorded a non-cash goodwill impairment charge estimated at $850 million. Several factors contributed to this impairment, including the continued underperformance of the security reporting unit in 2014 as well as the change in the Company’s security strategy and product rationalizations. This amount represents Juniper’s preliminary estimate of the impairment charge. As the Company finalizes its reviews of the impairment analysis, adjustments to the estimated goodwill impairment charge may be recorded.

Other Financial Highlights

Total cash, cash equivalents, and investments as of December 31, 2014 were $3,105 million, compared to $3,321 million as of September 30, 2014, and $4,098 million as of December 31, 2013.

Juniper’s net cash flow from operations for the fourth quarter of 2014 was $291 million, compared to $(79) million in the third quarter of 2014, and $394 million in the fourth quarter of 2013. For the year ended December 31, 2014, Juniper generated net cash from operations of $763 million, compared to $846 million in 2013.

Days sales outstanding in accounts receivable or “DSO” was 49 days in the fourth quarter of 2014, compared to 49 days in the prior quarter, and 41 days in the fourth quarter of 2013.

Capital expenditures were $52 million and depreciation and amortization of intangible assets expense was $43 million during the fourth quarter of 2014. During fiscal year 2014, capital expenditures, as well as depreciation and amortization of intangible assets expense, were $193 million and $178 million, respectively.

Juniper’s Board of Directors has declared a quarterly cash dividend of $0.10 per share to be paid on March 24, 2015 to shareholders of record as of the close of business on March 3, 2015.

During the fourth quarter of 2014, the Company repurchased $500 million of common stock against its commitment to repurchase $1.5 billion by the end of Q2’15 and is committed to returning a total of $4.1 billion through 2016. For the year ended December 31, 2014, the Company repurchased 96.1 million shares, at an average share price of $23.41 per share, for a total of $2.25 billion.

Outlook

The Company sees the long-term demand drivers for networking as healthy and is confident in its innovation pipeline. However, Juniper continues to expect the overall revenue environment to be challenging throughout the first half of 2015, and as a result, remains cautious on its revenue planning assumptions.

Juniper Networks estimates that for the quarter ending March 31, 2015:

•	Revenues will be in the range of $1,020 million to $1,060 million.

•	Non-GAAP gross margin will be approximately 63.5%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be $475 million, plus or minus $5 million.

•	Non-GAAP operating margin will be roughly 18% at the midpoint of revenue guidance.

•	Non-GAAP net income per share will range between $0.28 and $0.32 on a diluted basis. This assumes a share count of 420 million and a non-GAAP tax rate of 27% for the first quarter.

Juniper Networks estimates that for 2015:

•	Non-GAAP operating expenses will be $1,900 million, plus or minus $25 million, which is approximately $115 million lower than the full year 2014 non-GAAP operating expense levels.

•	Capital Allocation: $1 billion of aggregate share repurchases to be completed before the end of Q2’15 subject to Juniper raising additional debt financing.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring and other charges, impairment charges, professional services related to non-routine stockholder matters, product quality-related remediation charges, litigation settlement and resolution charges, gain or loss on contract settlement, gain on the sale of Junos Pulse, professional fees and other income and expenses associated with the sale of Junos Pulse, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.

Conference Call Webcast

Juniper Networks will host a conference call webcast today, January 27, 2015, at 2:00 pm (Pacific Standard Time), to be broadcast live over the Internet at http://investor.juniper.net/investor-relations/default.aspx.

To participate via telephone in the US, the toll free dial-in number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks

Juniper Networks (NYSE: JNPR) delivers innovation across routing, switching and security. From the network core down to consumer devices, Juniper Networks’ innovations in software, silicon and systems transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos, are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks logo and the Junos logo are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Safe Harbor

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, capital return program, the expected amount of the Company’s impairment charge, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net/investor-relations/default.aspx.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net revenues:
Product	$794.0	$973.5	$3,408.7	$3,519.9
Service	307.6	300.1	1,218.4	1,149.2

Total net revenues	1,101.6	1,273.6	4,627.1	4,669.1
Cost of revenues:
Product	310.9	351.6	1,286.8	1,276.6
Service	115.6	118.4	482.1	451.1

Total cost of revenues	426.5	470.0	1,768.9	1,727.7

Gross margin	675.1	803.6	2,858.2	2,941.4
Operating expenses:
Research and development	233.5	258.7	1,006.2	1,043.2
Sales and marketing	243.0	283.2	1,023.6	1,075.9
General and administrative	40.6	48.2	231.1	217.3
Restructuring and other charges	9.8	18.1	167.0	39.1
Impairment of goodwill	850.0	—	850.0	—

Total operating expenses	1,376.9	608.2	3,277.9	2,375.5

Operating (loss) income	(701.8)	195.4	(419.7)	565.9
Other income (expense), net	7.4	(10.2)	333.4	(40.4)

(Loss) income before income taxes	(694.4)	185.2	(86.3)	525.5
Income tax provision	75.2	33.4	248.0	85.7

Net (loss) income	$(769.6)	$151.8	$(334.3)	$439.8

Net (loss) income per share:
Basic	$(1.81)	$0.30	$(0.73)	$0.88

Diluted	$(1.81)	$0.30	$(0.73)	$0.86

Shares used in computing net income per share:
Basic	426.1	498.2	457.4	501.8

Diluted	426.1	505.6	457.4	510.3

Cash dividends declared per common stock	$0.10	$—	$0.20	$—

Juniper Networks, Inc.

Preliminary Net Revenues by Product and Service

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Routing	$523.1	$617.8	$2,223.9	$2,318.0
Switching	174.4	198.7	721.2	638.0
Security	96.5	157.0	463.6	563.9

Total product	794.0	973.5	3,408.7	3,519.9
Total service	307.6	300.1	1,218.4	1,149.2

Total	$1,101.6	$1,273.6	$4,627.1	$4,669.1

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Americas	$559.5	$685.0	$2,630.3	$2,613.5
Europe, Middle East, and Africa	352.3	358.9	1,263.3	1,256.9
Asia Pacific	189.8	229.7	733.5	798.7

Total	$1,101.6	$1,273.6	$4,627.1	$4,669.1

Juniper Networks, Inc.

Preliminary Net Revenues by Market

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Service Provider	$744.4	$827.0	$3,100.4	$3,054.2
Enterprise	357.2	446.6	1,526.7	1,614.9

Total	$1,101.6	$1,273.6	$4,627.1	$4,669.1

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

		Three Months Ended			Twelve Months Ended
		December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
GAAP operating (loss) income		$(701.8)	$172.4	$195.4	$(419.7)	$565.9
GAAP operating margin		(63.7)%	15.3%	15.3%	(9.1)%	12.1%
Share-based compensation expense	C	54.6	65.3	63.9	240.0	244.6
Share-based payroll tax expense	C	1.1	2.3	0.6	13.1	5.1
Amortization of purchased intangible assets	A	8.5	8.5	9.1	36.3	31.9
Restructuring and other charges (credit)	B	29.2	(15.0)	18.9	208.6	47.5
Impairment of goodwill	B	850.0	—	—	850.0	—
Memory-related, supplier component remediation charge	B	—	7.0	—	20.7	—
Acquisition/divestiture-related charges	A,B	—	1.0	0.7	1.7	0.9
Professional services related to non-routine stockholder matters	B	—	—	—	7.7	—
Litigation charge	B	—	—	(10.3)	—	—

Non-GAAP operating income		$241.6	$241.5	$278.3	$958.4	$895.9
Non-GAAP operating margin		21.9%	21.5%	21.9%	20.7%	19.2%

GAAP net (loss) income		$(769.6)	$103.6	$151.8	$(334.3)	$439.8
Share-based compensation expense	C	54.6	65.3	63.9	240.0	244.6
Share-based payroll tax expense	C	1.1	2.3	0.6	13.1	5.1
Amortization of purchased intangible assets	A	8.5	8.5	9.1	36.3	31.9
Restructuring and other charges (credit)	B	29.2	(15.0)	18.9	208.6	47.5
Impairment of goodwill	B	850.0	—	—	850.0	—
Memory-related, supplier component remediation charge	B	—	7.0	—	20.7	—
Acquisition/divestiture-related charges	A,B	—	1.0	0.7	1.7	0.9
Professional services related to non-routine stockholder matters	B	—	—	—	7.7	—
Litigation charge	B	—	—	(10.3)	—	—
(Gain) loss on equity investments	B	(0.6)	1.6	(2.4)	(163.0)	(8.2)
Gain on legal/contract settlement, net	B	—	(10.8)	—	(206.1)	—
Gain on sale of Junos Pulse	B	(19.6)	—	—	(19.6)	—
Other	B	(2.0)	1.1	—	(0.9)	—
Income tax effect of non-GAAP exclusions	B	27.7	0.8	(16.5)	23.4	(107.6)

Non-GAAP net income		$179.3	$165.4	$215.8	$677.6	$654.0

GAAP diluted net (loss) income per share		$(1.81)	$0.23	$0.30	$(0.73)	$0.86

Non-GAAP diluted net income per share	D	$0.41	$0.36	$0.43	$1.45	$1.28

Shares used in computing GAAP diluted net (loss) income per share		426.1	454.8	505.6	457.4	510.3

Shares used in computing Non-GAAP diluted net income per share		432.4	454.8	505.6	466.4	510.3

Discussion of Non-GAAP Financial Measures

This press release, including the tables above and below, includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: operating income; operating margin; net income; and net income per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring and other charges, impairment charges, professional services related to non-routine stockholder matters, product quality-related remediation charges, litigation settlement and resolution charges, gain or loss on contract settlement, gain on the sale of Junos Pulse, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; and (ii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and other (credit) charges; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) gain or loss on contract settlement; (v) gain on the sale of Junos Pulse, professional fees and other income and expenses associated with the sale of Junos Pulse; (vi) gain or loss on equity investments; (vii) retroactive impacts of certain tax settlements; (viii) non-recurring income tax adjustments; (ix) valuation allowance on deferred tax assets (x) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures; (xi) professional services related to non-routine stockholder matters; and (xii) memory-related, supplier component remediation charge. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. We began to include share-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding share-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Share-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of share is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a share-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to share-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our share-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of share-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,639.6	$2,284.0
Short-term investments	332.2	561.9
Accounts receivable, net of allowances	598.9	578.3
Deferred tax assets, net	147.0	79.8
Prepaid expenses and other current assets	254.2	199.9

Total current assets	2,971.9	3,703.9
Property and equipment, net	904.3	882.3
Long-term investments	1,133.1	1,251.9
Restricted cash and investments	46.0	89.5
Purchased intangible assets, net	62.4	106.9
Goodwill	2,981.5	4,057.7
Other long-term assets	303.9	233.8

Total assets	$8,403.1	$10,326.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$234.6	$200.4
Accrued compensation	225.0	273.9
Deferred revenue	780.8	705.8
Other accrued liabilities	287.3	261.3

Total current liabilities	1,527.7	1,441.4
Long-term debt	1,349.0	999.3
Long-term deferred revenue	294.9	363.5
Long-term income taxes payable	177.5	114.4
Other long-term liabilities	134.9	105.2

Total liabilities	3,484.0	3,023.8
Total stockholders’ equity	4,919.1	7,302.2

Total liabilities and stockholders’ equity	$8,403.1	$10,326.0

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(334.3)	$439.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Share-based compensation expense	240.0	244.6
Depreciation, amortization, and accretion	186.1	189.9
Restructuring and other charges	208.5	47.5
Deferred income taxes	(16.9)	72.2
Impairment of goodwill	850.0	—
Gain on sale of Junos Pulse	(19.6)	—
Gain on investments, net	(167.9)	(11.3)
Gain on legal settlement, net	(121.1)	—
Excess tax benefits from share-based compensation	(9.4)	(1.9)
Loss on disposal of fixed assets	1.7	1.4
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(16.8)	(139.9)
Prepaid expenses and other assets	(24.5)	(126.0)
Accounts payable	38.3	(8.9)
Accrued compensation	(46.0)	(5.4)
Income taxes payable	51.0	(38.5)
Other accrued liabilities	(100.8)	36.5
Deferred revenue	45.1	145.9

Net cash provided by operating activities	763.4	845.9

Cash flows from investing activities:
Purchases of property and equipment	(192.9)	(230.0)
Proceeds from sale of Junos Pulse	105.7	—
Purchases of available-for-sale investments	(2,440.7)	(1,776.0)
Proceeds from sales of available-for-sale investments	2,627.7	1,167.2
Proceeds from maturities of available-for-sale investments	337.6	334.6
Purchases of trading investments	(4.1)	(3.7)
Proceeds from sales of privately-held investments	4.9	9.4
Purchases of privately-held investments	(21.7)	(41.3)
Payments for business acquisitions, net of cash and cash equivalents acquired	(27.1)	(10.0)
Purchase of licensed software	—	(10.0)
Changes in restricted cash	44.6	(1.2)

Net cash provided by (used in) investing activities	434.0	(561.0)

Cash flows from financing activities:
Proceeds from issuance of common stock	159.8	141.7
Purchases and retirement of common stock	(2,262.5)	(577.8)
Issuance of long-term debt, net	346.5	—
Payment for capital lease obligation	(0.4)	(1.4)
Customer financing arrangements	9.0	33.9
Excess tax benefits from share-based compensation	9.4	1.9
Payment of cash dividends	(86.0)	—

Net cash used in financing activities	(1,824.2)	(401.7)

Effect of foreign currency exchange rates on cash and cash equivalents	(17.6)	(7.0)
Net decrease in cash and cash equivalents	(644.4)	(123.8)
Cash and cash equivalents at beginning of period	2,284.0	2,407.8

Cash and cash equivalents at end of period	$1,639.6	$2,284.0

Juniper Networks, Inc.

Cash, Cash Equivalents, and Investments

(in millions)

(unaudited)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$1,639.6	$2,284.0
Short-term investments	332.2	561.9
Long-term investments	1,133.1	1,251.9

Total	$3,104.9	$4,097.8